Exhibit 99.1

FARADAY FUTURE REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2025

●	Q1 total net assets increased by $24.8 million, or 21.6%, from the prior year-end.

●	FF continued to expand its client base with two FF 91 2.0 deliveries, one in California and one in New York, officially entering the East Coast market, expanding its regional footprint beyond California.

●	The FX Super One is anticipated to be unveiled around end of June of 2025, online B2C paid pre-order collection will be opened during the event in preparation for the first planned FX to roll off the line by the end of 2025.

●	The Company is targeting to achieve 10,000 paid pre-orders, including binding B2B pre-order agreements with a non-refundable deposit and non-binding reservations, and B2C pre-orders with non-binding reservations and refundable deposits, placed before and within 48 Hours of the launch event.

●	The Company has received a 1,000-unit B2B pre-order agreement with a non-refundable deposit and non-binding reservations from an East Coast company and another 300 B2B pre-order agreement with a non-refundable deposit and non-binding reservations from a West Coast company—a clear signal of demand and early success for FX’s mass-market EV MPV.

●	New rear design rendering of the FX Super One unveiled. In Q3 2025, FX plans to unveil a new potential FX model designed to potentially disrupt the market dominance of RAV 4 in the AIEV era.

●	The Company’s Hanford factory could prepare a flexible production line for FX units with an annual capacity of over 30,000 total units, including FF. The facility would support mixed-line manufacturing or assembly for multiple models.

●	With FF’s Light, Swift, and Empowering model, FF expects to achieve a fully competitive supply chain and manufacturing system, targeting less than 25% of the typical R&D cost of traditional U.S. OEMs.

Los Angeles, CA (May 8, 2025) -- Faraday Future Intelligent Electric Inc. (Nasdaq: FFAI) (“FF”, “Faraday Future”, or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced its financial results for its first quarter 2025, highlighted by several key metrics that highlight both the Company’s operational execution and financial position and also its significant progress in its FX brand and product development. It also provided an update on subsequent events and its outlook for the remainder of 2025.

SUMMARY

The Company began the quarter by reaffirming its plans for the FX Super One, which would be its first-class AI-MPV product, and planned to roll off the line by 2025. The Company plans to hold the first FX vehicle launch event and start to collect refundable paid reservations from the public in Q2 2025. This marks a pivotal moment in FF’s mass-market strategy. FF also officially entered the East Coast market with the delivery of the first FF 91 2.0 Futurist Alliance in New York, expanding the Company’s regional footprint beyond California. FF plans to maintain FF 91 2.0 deliveries to spire users and co-creators.

To support FX development, FX kicked off U.S. homologation and road testing for the FX Super One and, in the second quarter, FX6 prototype mules, to keep on track toward regulatory and production milestones. In alignment with its long-term focus on implementing AI technology, building the next generation AIEV.

FF also established a new subsidiary, Future AI Hybrid Extended-Range (AIHER), which will look to lead the design and development of the world’s first AI-powered hybrid extended-range electric powertrain. This is a core enabler of our long-term platform strategy.

Internally, FF enhanced its capital and operational leadership, with Jerry Wang appointed as Global President to drive global execution, product delivery, and organizational efficiency. And just recently, the Company invited YT Jia, FF’s founder, to come back to the helm to co-lead the company as Global Co-CEO together with Global Co-CEO Matthias Aydt. Regarding vehicle delivery, FF continued to expand its client base with two FF 91 2.0 deliveries, one in California and one in New York.

In technology and AI, FF has made strong progress across product planning and software enhancement. FF began technology planning for its AI Hybrid Extended-Range system, which could power the next generation of FF products. FF has successfully delivered the first internal development version of its AI-powered vehicle operating system, built on its AI Agent framework, enabling intelligent in-cabin and driving experiences. The FF91 software continues to evolve, with the version 57 update released during the quarter—further enhancing user experience, stability, and performance.

In capital and investor relations, FF received $20 million from a prior financing round and secured an additional $41 million in new funding, subject to closing conditions. These funds are crucial to supporting FX ramp-up, AI R&D, and market expansion. FF also hosted an investor event in New York, where it engaged stakeholders, shared strategic updates, and announced plans to open a New York Metro office to deepen its presence in this key market. FF is aiming for FX models to achieve positive gross margins relatively quickly, with upcoming funding to support production costs.

As part of our global strategy, our Middle East facility in Ras Al Khaimah Economic Zone (RAKEZ) is now ready for occupancy. The local team will be taking over shortly, bringing our international production capacity another step closer to activation

RESULTS FOR FIRST QUARTER 2025

●	Revenue: $0.3 million, from FF 91 deliveries and lease revenue.

●	Net Assets: $139.8 million, increased by $24.8 million, or 21.6%, from the prior year-end.

●	Net Loss from Operations: $43.8 million, in line with $43.6 million in Q1 2024.

●	Operating Cash Outflow: $20.3 million, a 38% increase from Q1 2024.

●	Financing Cash Inflow: $24.6 million, marking the third consecutive quarter where financing inflows exceeded operating outflows, a positive and sustained trend that continues to support our operations.

●	Total operating expenses: $22.8 million, representing a modest decrease of $0.2 million compared to Q1 2024.

In summary, FF’s performance this quarter demonstrates clear progress on both financial and operational fronts. FF remains focused on strategic investments in its core roadmap, while optimizing capital and driving toward long-term growth. FF has made tangible progress in aligning cost structure with operational priorities, while positioning it for long-term scalability and financial resilience. Here are some additional achievements:

CAPITAL MARKETS

On the capital markets front, FF remains committed to protecting stockholder interests. FF issued a public statement regarding potential illegal short selling activity and online infringement. This was an important step to defend the company and its investors against illegal market manipulation and improper reputational harm. FF has also adopted a zero-tolerance policy toward illegal short selling and the deliberate spread of false or misleading information. Some misleading content has already been removed or addressed.

FF will continue to pursue appropriate legal and regulatory channels to take appropriate actions to address these issues and ensure transparency. Notably, some individuals involved in spreading false narratives on social media have since issued public apologies.

Investor interaction has also intensified. FF has increased the frequency of co-creation events to promote openness and direct stakeholder participation. This includes the FX Developer Co-Creation Program, where participants test drove the FX prototype mule, and the FFAI Investor Community & FX Developer Co-Creation Day, which received powerful endorsements from California political leaders—validating our Global Automotive Bridge Strategy and re-affirmed our investment of over $3 billion in California, focusing on the research, development, and manufacturing of next-generation Artificial Intelligence Electric Vehicles (AIEVs).

In addition to FF’s hosted events, the Company broadened its reach by participating in the Jones Technology and Innovation Conference in Las Vegas and joining a business roundtable at the White House in Washington, D.C., strengthening its dialogue with national leaders and innovation partners.

FX BRAND DEVELOPMENT AND PRODUCT STRATEGY

FF unveiled the FX Super One camouflage prototype mules in January 2025 in Las Vegas, during the CES time period and launched the testing and validation process. FX Super One is an innovative first-class AI-MPV, expanding a potential product lineup alongside the previously announced potential FX 5 and FX 6 models. Targeting distinct price segments, the FX 5 (target base price of $20,000-$30,000) and FX 6 (target base price of $30,000-$50,000) could feature two dual powertrain options: range-extended AIEV and battery-electric AIEV.

The FX 6 prototype mules are undergoing testing and validation including focusing on the Advanced Driver-Assistance Systems (ADAS) on public roads in Los Angeles.

2025 OUTLOOK

2025 will be a pivotal year for FF. With a strong focus on driving technological innovation, and maintaining financial discipline, the Company is positioning itself for long-term growth and success in the EV market. And above all, fighting to enhance stockholder value for both institutional and retail investors. With a primary focus on Q2, structured around the Company’s seven tier-one strategic goals and pillars, from S1 to S7.

S1 User Ecosystem:

1. FF is planning to host the first product launch event for the FX Super One around the end of June, which will also mark the countdown to user deliveries.

The product launch will also fully open FF’s online B2C paid pre-order collection with the goal to achieve around 10,000 paid pre-orders, including binding B2B pre-order agreements with non-refundable deposits and non-binding reservations, and B2C pre-orders with refundable deposits and non-binding reservations, placed before and within 48 hours of the launch event. FX is on track to have the first FX Super One off the line by the end of 2025.

At the same time, FF continues to scale up B2B sales efforts. In Phase I, FF aims to enter seven U.S. states with strong AIEV demand: California, Nevada, Texas, Florida, New York, New Jersey, and Washington.

The Company welcomes new FF Par candidates to join the Co-Creation Ecosystem Online Direct Sales System, and also invites B2B partners, such as rental car companies and MCN (Multi-Channel Network) agencies.

2. FF’s co-creation model will deeply empower FX. By engaging users, stockholders, celebrities, and partners across industries and communities, FF is building a collaborative ecosystem.

S2–S3: Product & Technology:

1. FX has released the latest rendering of the rear design of the planned production version of the FX Super One.

2. In Q3, FX plans to unveil a new potential FX model designed to potentially disrupt the market dominance of RAV 4 in the AIEV era, bringing us one step closer to FX’s vision: An AIEV for Everyone.

3. The Company is going all in on AI, accelerating the design and development of a Super AI Hybrid Extended Range System (AIHER), and pushing forward with our AI cabin and aiDriving platform.

S4: Supply Chain, Industrialization & Delivery:

The Company’s Hanford factory is looking to prepare a flexible production line for FX units with an annual capacity of over 30,000 total units, including FF. The facility would support mixed-line manufacturing or assembly for multiple models. With FF’s Light, Swift, and Empowering model, it expects to achieve a fully competitive supply chain and manufacturing system, targeting less than 25% of the typical R&D cost of traditional U.S. OEMs. This would allow FF to launch mass-market hit products with an extreme price-to-performance ratio, and reach its goal of tens of thousands of units sold within two years of mass production, subject to securing necessary agreements and funding.

S6 Middle East & China Business:

The Company is advancing FX production and sales preparation in the Middle East. A regional launch event will be held in parallel with the FX Super One Product Launch in June, underscoring the region’s strategic role as the “third pole” in FX’s global strategy. The Company is planning for more expansion in UAE thereafter.

S5 Finance and Capital Markets:

1. The Company is preparing to launch a new round of executive stock purchases, set to gradually roll out after this quarterly report, subject to relevant laws and regulations. Meanwhile, YT Jia has committed to invest the entirety of the after-tax amount of his $1.2 million Co-CEO appointment bonus into FF stock open market purchases, with at least a one-year lock-up.

2. The Company remains firmly committed to avoiding a reverse stock split and to protecting its Nasdaq listing. Future equity offerings will be carefully considered and focused on maximizing long-term value and managing stockholder dilution.

3. FF continues to refine its capital strategy for raising the funds reasonably needed to support the FF and FX product roadmap.

4. The Company’s counterattacks against improper market manipulation and illegal short selling are already showing results. It has issued notices to several suspected parties, and several misleading videos have since been removed or addressed. FF will not hesitate to take further action if necessary. In addition, the Company is enhancing investor communication by setting up official and executive accounts on major stock forums to better engage with stockholders and promptly correct misinformation.

5. The Company is leveraging its unique advantages to launch a global M&A initiative, targeting high-value, cost-efficient acquisitions of AI technology companies and others in the mobility ecosystem — which could accelerate the realization of its intrinsic capital value.

6. The Company is working with advisors to build a compliant, efficient financial system to reduce the risk of delayed financial reporting and protect stockholder interests. At the same time, it is enforcing strict cost controls and focusing resources on core operations to ensure steady progress toward its strategic goals.

S7 Operations System Build-Up:

The Company plans to work with its advisors to secure support from government agencies at all levels, including incentives such as tax relief and subsidies, to ensure we stay ahead of regulatory changes worldwide.

EARNINGS WEBCAST

Faraday Future management will host a webcast today, May 8, 2025, at 8:00 p.m. Eastern time (5:00 p.m. Pacific time). Interested investors and other parties can listen to a webcast of the conference call by logging onto the Investor Relations section of the Company’s website at https://investors.ff.com/. A replay of the webcast will be available on the Company’s website shortly thereafter. More detail on FF’s 2025 Q1, when filed, can be found in our SEC filings and online at https://investors.ff.com/financial-information/sec-filings.

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. For more information, please visit https://www.ff.com/us/.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the Super One MPV, the FX brand, other potential FX models, future Nasdaq compliance, future actions against illegal short selling and market manipulation, future executive stock purchases, the reservation by JC Auto, the creation of a fleet service by JC Auto, the reservation by Sky Horse Auto LLC, the expansion of a fleet service by Sky Horse Auto LLC, and production and sales goals, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the ability of JC Auto to successfully establish a premium fleet; the number of vehicles that JC Auto ultimately chooses to purchase from the Company, which may be as few as two; the ability of JC auto to identify purchasers for the Super One; the number of vehicles that Sky Horse Auto LLC ultimately chooses to purchase from the Company, which may be as few as one; market demand for MPV rentals, particularly in Southern California; the Company’s ability to secure the necessary funding to execute on its AI, EREV and Faraday X (FX) strategies, each of which will be substantial; the Company’s ability to design and develop EREV technology; the Company’s ability to design and develop AI-based solutions; competition in the AI and EREV areas, where actual or potential competitors have or are likely to have substantial advantages relative to the Company, including but not limited to experience, expertise, funding, infrastructure and personnel; the ability of the Company to execute across multiple concurrent strategies, including the UAE, bridge strategy, or FX, EREV, AI, and US geographic expansion; the Company’s ability to secure necessary agreements to license third-party range extender technology and/or license or produce FX vehicles in the U.S., the Middle East, or elsewhere, none of which have been secured; the Company’s ability to homologate FX vehicles for sale in the U.S., the Middle East, or elsewhere; and the Company’s ability to secure necessary permits at its Hanford, CA production facility; the potential impact of tariff policy; the ability of Company executives to purchase FFAI common stock; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com